EXHIBIT 10.24
NOTICE OF GRANT OF AWARD OF
PERFORMANCE STOCK UNITS
under the
KEURIG DR PEPPER INC. OMNIBUS STOCK INCENTIVE PLAN OF 2019
Notice of Grant
Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), hereby grants to the Employee named below a target number of performance-based Restricted Stock Units (the “Performance Stock Units” or “PSUs”) as a performance-based Stock Award (the “Award”) under the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019, as the same may be amended from time to time (the “Plan”). Each PSU represents the right to receive one share of Common Stock of the Company (each, a “Share”), upon the terms and conditions set forth in this Notice of Grant and the Performance Stock Unit Award Terms and Conditions attached hereto (collectively, the “Award Agreement”) and the Plan.
Employee:
Grant Date:
(“Grant Date”)
Target Number of PSUs:    the number of PSUs set forth in your award notice email
(“Target PSUs”)
Performance Period:    The “Performance Period” is set forth on Exhibit A to the Award Agreement.
Performance Goals:    The “Performance Goals” are set forth on Exhibit A to the Award Agreement.
Employee’s Acknowledgments and Agreements
By your acceptance of this Award, you agree that this Award is granted under and governed by the terms of the Plan and the Award Agreement, which have been made available to you herewith and are incorporated herein by this reference. Capitalized terms used but not defined herein shall have the meanings given to them in the Plan or the Award Agreement, as the case may be.
You further acknowledge that your rights to any Performance Stock Units will be earned and become vested only as you provide services to the Company over time, subject to the attainment of the performance-vesting provisions contained in Exhibit A to the Award Agreement; that the grant of this Award is not consideration for service you rendered to the Company prior to the Grant Date; and that nothing herein or in the attached documents confers upon you any right to continue your employment or other service relationship with the Company or any Subsidiary for any period of time, nor does it interfere in any way with your right or the Company’s (or any Subsidiary’s) right to terminate that relationship at any time, for any reason or no reason, with or without Cause, and with or without advance notice, except as may be required by the terms of any employment or service agreement, offer letter, the Keurig Dr Pepper Inc. Executive Severance Plan, or any other agreement between you and the Company or any Subsidiary or in compliance with applicable governing law.

KEURIG DR PEPPER INC.

By:

Name: Mary Beth DeNooyer

Title: Chief Human Resources Officer

Performance Stock Unit Award
Terms and Conditions
Under the
KEURIG DR PEPPER INC. OMNIBUS STOCK INCENTIVE PLAN OF 2019

This instrument sets forth the terms and conditions of the grant effective on the Grant Date set forth on the Notice of Grant of Award of Performance Stock Units attached hereto (the “Notice”) of an award of performance-based Restricted Stock Units (the “Performance Stock Units” or “PSUs”) by Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), under the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019, as the same may be amended from time to time (the “Plan”). Any term capitalized but not defined in this instrument will have the meaning set forth in the Notice or the Plan, as the case may be.
1.Performance Stock Unit Grant. In accordance with the terms of the Plan and subject to this Award Agreement, as of the Grant Date you are hereby granted the target number of Performance Stock Units set forth in the Notice. The Performance Stock Units, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein.
2.Vesting of Award; Forfeiture.
(a)In General. The Performance Stock Units shall become earned and vest, if at all, based upon the achievement of the Performance Goals over the Performance Period, each as set forth on Exhibit A, following the Committee’s certification of the attained level of the Performance Goals following completion of the Performance Period; and provided that you have remained in continuous Service through the third anniversary of the Grant Date (the “Vesting Date”). Except as otherwise provided in Section 2(b), 2(c), 2(d), or 2(e) below, in the event your Service terminates for any reason prior to the Vesting Date, all PSUs granted hereunder shall automatically terminate without consideration as of the date of such termination and your right to receive any Shares under this Award shall also terminate as of the date of such termination.
(b)Involuntary Termination. If, prior to the Vesting Date, your Service terminates as a result of a “Qualifying Termination” (which, for purposes of this Award Agreement, shall have the meaning set forth in the Keurig Dr Pepper Inc. Executive Severance Plan, as such plan may be amended in the future (the “Severance Plan”)), then a pro-rated portion of the Performance Stock Units granted hereunder, determined by multiplying the target number of Performance Stock Units subject to the Award by a fraction, the numerator of which is the number of complete months elapsed from the Grant Date to the date of your Qualifying Termination and the denominator of which is the total number of months between the Grant Date and the Vesting Date, shall remain outstanding and eligible to vest on the Vesting Date based on actual achievement of the Performance Goals and shall be settled into Shares and delivered in accordance with Section 3 below. Any remaining PSUs shall be immediately forfeited and canceled as of the date of such Qualifying Termination.
(c)Death or Disability. If, prior to the Vesting Date, your Service terminates due to death or Disability, then a pro-rated portion of the Performance Stock Units granted hereunder shall vest in accordance with Exhibit A and be settled into Shares and delivered in accordance with Section 3 below. Any remaining PSUs shall be immediately forfeited and canceled as of the date of such termination of Service.

(d)Retirement. If, prior to the Vesting Date, your Service terminates due to Retirement, then a pro-rated portion of the Performance Stock Units granted hereunder, determined by multiplying the target number of Performance Stock Units subject to the Award by a fraction, the numerator of which is the number of complete months elapsed from the Grant Date to the date of your Retirement and the denominator of which is the total number of months between the Grant Date and the Vesting Date, shall remain outstanding and eligible to vest on the Vesting Date based on actual achievement of the Performance Goals and shall be settled into Shares and delivered in accordance with Section 3 below. Any remaining PSUs shall be immediately forfeited and canceled as of the date of such Retirement. For purposes of this Award Agreement, “Retirement” means your termination of Service (other than a termination of Service for Cause) after attaining age 60 and having completed at least five years of continuous service with the Company and its Subsidiaries or any of their respective affiliates. For purposes of this Award Agreement, “Cause” shall have the meaning set forth in the Severance Plan.
(e)Change in Control. In the event of a Change in Control prior to the Vesting Date, the Performance Stock Units granted hereunder shall continue in effect or shall become vested and payable, in either case, as provided in, and subject to the conditions of, Section 4. For purposes of this Award Agreement, “Change in Control” means the occurrence of any of the following:
(i)any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities. For purposes of this clause (i), “beneficial owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act, except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule; or
(ii)the consummation of a plan or agreement approved by the Company’s shareholders, providing (x) for a merger or consolidation of the Company, other than with a wholly owned subsidiary of such entity and other than a merger or consolidation that would result in the voting securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of such entity or such surviving entity outstanding immediately after such merger or consolidation or (y) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.
(f)Service. For purposes of this Award Agreement, “Service” means the provision of services in the capacity of an employee or Director. For purposes of this Award Agreement, “Director” means any person who is not an employee and who is serving as a member of the Board or the board of directors or equivalent governing body of any of the Company’s Subsidiaries or affiliates. For purposes of this Award Agreement, years of service shall be based on the period of time elapsed from your commencement of services (whether as an employee or Director) with the Company, any of its Subsidiaries or any of their respective affiliates to the date such services terminate, whether due to Retirement, death, Disability or for any other reason. A transfer of Service from the Company to a Subsidiary or an affiliate or from an affiliate of the Company to the

Company, a Subsidiary or another affiliate of the Company shall not constitute a termination of Service. All determinations regarding Service, including whether any leave of absence is a termination of Service, shall be made by the Committee.
3.Settlement of Performance Stock Units.
(a)Timing of Settlement. Except as provided in Section 4 below, the Shares underlying vested Performance Stock Units shall be delivered promptly (and in all events within 60 days) following the earlier of (i) the Vesting Date or (ii) the date of your termination of Service due to death or Disability. Prior to the delivery of Shares in respect of any Performance Stock Unit, such Performance Stock Unit will represent an unsecured obligation of the Company, for which you have no rights as a stockholder and there is no trust and no obligation other than to issue Shares as contemplated by this Award Agreement and the Plan.
(b)Withholding Obligation. Prior to or upon settlement of any Performance Stock Units, all federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld (each, a “Withholding Tax”) must be satisfied. In the Company’s sole discretion, you may satisfy the Withholding Tax by either (i) paying the amount of required Withholding Tax to the Company in cash, (ii) electing to have the Company sell that number of whole Shares that you have acquired through the vesting of Performance Stock Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, (iii) electing to have the Company withhold Shares otherwise issuable in respect of the Performance Stock Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, or (iv) a combination of the foregoing; provided, however, that if and to the extent that the Withholding Tax is satisfied using Shares issuable in settlement of the Performance Stock Units, the applicable Withholding Tax shall be based on no more than the statutory maximum amount for the applicable jurisdictions.
4.Change in Control.
(a)Treatment of Performance Goals upon Change in Control.
(i)In the event of a Change in Control prior to the last day of the Performance Period, the Performance Goals shall be deemed achieved at the greater of (x) the target performance level and (y) the level at which the Performance Goals were actually attained and certified by the Committee, treating the date of the Change in Control (or, as determined by the Committee, the last day of the most recently completed calendar month or fiscal quarter immediately preceding the Change in Control) as the last day of the Performance Period and annualizing any performance as determined in the sole discretion of the Committee. Such earned PSUs shall remain outstanding and eligible to vest subject to your continued Service through the Vesting Date or as otherwise provided in this Section 4 or Section 2 above (if such provides you with more favorable vesting).
(ii)In the event of a Change in Control upon or following the last day of the Performance Period but prior to the Vesting Date, the Performance Goals shall be assessed and certified by the Committee immediately prior to such Change in Control, and the resulting earned PSUs shall remain outstanding and eligible to vest subject to your continued Service through the Vesting Date or as otherwise provided in this Section 4 or Section 2 above (if such provides you with more favorable vesting).

(b)Double Trigger Protection Upon a Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee prior to the occurrence of a Change in Control, the Company shall take all actions necessary or appropriate to assure that each Award outstanding under the Plan shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by the entity for which you will be performing Service immediately following the Change in Control (or the parent or a subsidiary of such entity); provided that any such Alternative Award must provide that if your Service is terminated upon or following such Change in Control (x) by the Company other than for Cause or (y) by you for Good Reason (as defined below), in either case, within 24 months following the Change in Control, your rights under each such Alternative Award shall become fully vested and exercisable or payable, whichever is applicable, in accordance with its otherwise applicable terms (including, without limitation, provisions similar to Section 4(e) hereof). In addition, any such Alternative Award granted to you must
(i)     provide you with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under the corresponding Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment (including all provisions applicable in respect of such Award that provide for accelerated vesting); and
(ii)     have substantially equivalent economic value to such Award (as determined by the Committee as constituted immediately prior to the Change in Control and after giving effect to Section 4(a) hereof).
(c)Accelerated Vesting and Payment. Notwithstanding the foregoing, the Committee may otherwise determine that, upon the occurrence of a Change in Control, the Performance Stock Units that are then outstanding (after giving effect to Section 4(a)) shall become vested and shall be immediately payable in Shares (or, if so directed by the Committee, in cash in an amount equal to the Fair Market Value of the Shares that would otherwise have been deliverable to you).
(d)Good Reason. For purposes of this Section 4, “Good Reason” shall have the meaning set forth in the Severance Plan.
(e)Provisions Related to Golden Parachute Excise Tax. Notwithstanding anything to the contrary contained in this Award Agreement, to the extent that any of the payments and benefits provided for under the Plan, any Award or any other agreement or arrangement between the Company, any Subsidiary or any of their respective affiliates and you (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code (a “Parachute Payment”), then, if and solely to the extent that reducing the benefits payable hereunder would result in your receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable on such amounts, the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being treated as an excess parachute payment pursuant to section 280G of the Code (the “Excise Tax”). Any reduction in the amount of compensation or benefits effected pursuant to this Section 4 shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to you, then ratably from any other payments which are treated in their entirety as Parachute Payments and then ratably from any other Parachute Payments payable to you.

5.Nontransferability of Performance Stock Units; Transferability of Shares. The Performance Stock Units granted hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution or, to the extent approved by the Committee, to a trust for estate planning purposes, and all rights with respect to the Performance Stock Units shall be available during your lifetime only to you, a trustee approved by the Committee, or your guardian or legal representative. The Committee may, in its sole discretion, require your guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of you.
6.No Limitation on Rights of the Company. The grant of the Performance Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
7.Plan and Award Agreement Not a Contract of Employment or Service. Neither the Plan nor this Award Agreement are a contract of employment or Service, and no terms of your employment or Service will be affected in any way by the Plan, this Award Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Award Agreement will be construed as conferring any legal rights on you to continue to be employed or remain in Service with the Company, nor will it interfere with any right of the Company, any Subsidiary or any of their respective affiliates to discharge you or to deal with you regardless of the existence of the Plan, this Award Agreement or the Performance Stock Units.
8.Employee Confidentiality and Non-Competition Obligations. You acknowledge and agree that as a condition to your eligibility to receive this Award of PSUs under the Plan and the vesting of any Shares granted hereunder, you remain bound by and must comply fully with that certain Employee Confidentiality and Non-Competition Agreement dated on or about the Grant Date (the “Employee Confidentiality and Non-Competition Agreement”), which is incorporated herein by reference.
9.Clawback/Recoupment; Other Company Policies. The Performance Stock Units granted under this Award Agreement, and any Shares issued or other payments made in respect thereof, shall be subject to the Company’s share ownership policies and any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to you and to such compensation including, but not limited to, the Company’s Ownership Guidelines for Senior Vice Presidents & Vice Presidents, the Company’s Rule 10D-1 Clawback Policy, designed to comply with the requirements of Rule 10D-1 promulgated under the U.S. Securities Exchange Act of 1934, as amended, and the Company’s Senior Leadership Clawback Policy, as well as any recoupment provisions required under applicable law. By accepting the grant of Performance Stock Units under this Award Agreement, you acknowledge, agree and consent to the Company’s application, implementation and enforcement of both (i) such policies with respect to all covered compensation received or to be received by you, to the extent applicable, and (ii) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation, and, further, expressly agree that the Company may take such actions as are necessary to effectuate such policies (as applicable to you) or such applicable law without further consent or action being required by you. For purposes of the foregoing, you expressly and explicitly authorize (x) the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold your Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company and (y) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to you. You further agree to comply with any request or demand for repayment by any Subsidiary or affiliate of the Company in order to comply with such policies or applicable law. To the extent that the terms of this Award Agreement and any Company policy conflict, the terms of the policy shall prevail.
10.No Rights as a Shareholder. Before the date as of which you are recorded on the books of the Company as the holder of any Shares related to the Performance Stock Units, you will have no rights as a shareholder by reason of this Award (including voting rights or any right to dividends or dividend equivalents).
11.Continued Effect of Award Agreement. To the extent that the Plan or this Award Agreement contain provisions that are intended to have effect after the date(s) as of which your rights in respect to the Performance Stock Units have become vested (including, but not limited to, following the date of your termination of Service), the Performance Stock Units and any Shares issued in respect of such Performance Stock Units shall continue to be subject to the terms of the Plan and this Award Agreement.
12.Securities Law Requirements. If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of this Award Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to issuance, the Company may require you to make written representations it deems necessary or desirable to comply with applicable securities laws. No person who acquires Shares under this Award Agreement may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.
13.Notice. Any notice or other communication required or permitted under this Award Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail or by email, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally, on the date sent by email or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:
Keurig Dr Pepper Inc.
6425 Hall of Fame Lane
Frisco, TX 75034
Attention: Chief Legal Officer, Corporate General Counsel and Secretary
Email: anthony.shoemaker@kdrp.com
14.Notice to you should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 13 by giving such other party written notice of such change, in accordance with the procedures described above.
15.Successors. All obligations of the Company under this Award Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.
16.Governing Law. To the extent not preempted by federal law, this Award Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware,

without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.
17.Plan Document Controls. The rights granted under this Award Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Award Agreement. If the terms of this Award Agreement conflict with the terms of the Plan document, the Plan document will control.
18.Amendment. This Award Agreement may be amended unilaterally by the Company to the extent determined by the Committee and permitted under the Plan, or by a written instrument signed by both parties.
19.Entire Agreement. This Award Agreement, including Exhibit A, together with the Plan and the Employee Confidentiality and Non-Competition Agreement, constitutes the entire obligation of the parties with respect to the subject matter of this Award Agreement and supersede any prior written or oral expressions of intent or understanding with respect to such subject matter.
20.Administration. The Committee administers the Plan and this Award Agreement. Your rights under this Award Agreement are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. You hereby acknowledge receipt of a copy of the Plan.
21.Section 409A. The Performance Stock Units awarded pursuant to this Award Agreement are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A. In the event that you are a “specified employee” within the meaning of Section 409A and the Shares are to be delivered in connection with the termination of your Service, the delivery of the Shares under Section 3 shall be delayed until the date that is six months and one day following the date of your termination of Service if required to avoid the imposition of additional taxes under Section 409A.
22.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you hereby agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver and agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.
23.Acceptance of Award. You acknowledge and agree that you will have 90 days following the Grant Date to accept the Award, which Award will be delivered to you electronically in accordance with Section 21 of this Award Agreement and which acceptance must also be delivered electronically. If you do not accept the Award within 90 days following the Grant Date, the Award shall automatically terminate and cease to be acceptable by you as of 12:01 a.m. on the day following the expiration of such 90-day period without any further action by the Company or notice required to you.
24.Personal Data. The Company, its Subsidiaries and each of their respective affiliates, and the Company’s authorized third-party service providers will process your personal information, including financial information, (collectively, “Personal Data”) for the purpose of implementing, administering, and managing the Plan and in accordance with the Company’s employee privacy notice(s). For more information about the collection, use, sharing, and processing of your Personal Data, and your rights with respect to your Personal Data, please see our employee privacy notice accessible on the Company’s Corporate Policy portal.
25.

EMPLOYEE            KEURIG DR PEPPER INC.

By:         By:

Name:         Name: Mary Beth DeNooyer

Date:         Title: Chief Human Resources Officer

Exhibit A
Performance Goals and Performance Period
[●]
    [Exhibit A to Performance Stock Unit Award Agreement]